Exhibit xxxiv



                    SECOND AMENDMENT TO REVOLVING CREDIT AGREEMENT

              This Second Amendment to Revolving Credit Agreement ("this Second Amendment"), is made the 30th day of September, 1994, by and between FEDERAL REALTY INVESTMENT TRUST, an unincorporated business trust organized under the laws of the District of Columbia ("Borrower"), having an office at 4800 Hampden Lane, Suite 500, Bethesda, Maryland 20814, and CORESTATES BANK, N.A.*/, a national banking association ("Bank"), having an office at 17th Floor, Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania 19102.

                                 B a c k g r o u n d

              A. Borrower and Bank are parties to a Revolving Credit Agreement dated as of September 1, 1993, as amended by a First Amendment to Revolving Credit Agreement (the "First Amendment") dated January 31, 1994 (as so amended, the "Revolving Credit Agreement"). All capitalized terms used but not specifically defined herein have the meanings defined in the Revolving Credit Agreement.

              B. Borrower has requested Bank to increase the amount of the Commitment, to extend the Commitment Termination Date, and to the modify certain of the other terms and conditions of the Revolving Credit Agreement.

              NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Borrower and Bank agree as follows:

              1. Paragraphs 1 and 2 of the First Amendment shall be of no further force or effect.

              2. Henceforth, the Commitment Termination Date shall be December 31, 1997.

              3. Henceforth, the term "Commitment" shall mean the Bank's obligation to advance to Borrower $30,000,000.00, as such amount may be reduced from time to time in accordance with Section 2.04 of the Revolving Credit Agreement.



     */       CoreStates Bank, N.A. also conducts business as Philadelphia
     National Bank, as CoreStates First Pennsylvania Bank and as CoreStates Hamilton Bank.

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     DC-185470.2
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              4.      Commencing on the execution of this Second Amendment, the
     Commitment Fee shall be calculated at the rate of 1/8th of 1% (.08%) per annum on the average daily unused portion of the Bank's Commitment from such date to and including the Commitment Termination Date. Such Commitment Fee shall continue to be payable in accordance with the provisions of Section 2.16 of the Revolving Credit Agreement.

              5. To evidence Borrower's obligations under the Revolving Credit Agreement with respect to the increased Commitment, Borrower has executed and delivered to Bank a Note dated the date of this Second Amendment in the stated principal amount of $30,000,000.00. Such Note replaces and shall supersede the $20,000,000.00 dated September 1, 1993 executed and delivered by Borrower, which prior Note shall be marked "Replaced" and returned to Borrower. All references in the Revolving Credit Agreement to the "Note" shall henceforth mean the aforesaid $30,000,000.00 Note dated the date of this Second Amendment.

              6. Borrower shall pay to Bank, upon the execution of this Second Amendment, an additional fee in the amount of $12,500.00, which constitutes a "Closing Fee" payable with respect to the afore-said increase in the Commitment.

              7. Section 5.07(b) of the Revolving Credit Agreement is hereby amended by deleting the amount "$80,000,000.00" and substitu-ting in its place "$175,000,000.00".

              8. Section 6.13 of the Revolving Credit Agreement is hereby amended by deleting the amount "$100,000,000.00" and substitu-ting in its place $130,000,000.00". Henceforth, in determining whether the covenant contained in Section 6.13 is performed by Borrower, there may be included as "unencumbered real properties" Capitalized Leases having a "value" of not more than $30,000,000.00 in the aggregate. For purposes of the Revolving Credit Agreement, the "value" of a Capitalized Lease shall be equal to ten (10) times the annualized "net operating income" derived during the most recently concluded fiscal quarter by Borrower from the property that is the subject of such Capitalized Lease, and the term "net operating income" shall mean the amount by which all revenues collected by Borrower with respect to such property (excluding condemnation awards and the proceeds of insurance other than loss of rents insurance) exceed all operating costs and expenses incurred by Borrower with respect to such property (including all rental payments due under the Capitalized Lease, regardless of whether such payments were made, but excluding capital expenditures and the cost of all repairs and replacements paid for with the proceeds of insurance or condemnation awards).

              9. Except as specifically modified hereby, the Revolving Credit Agreement remains in full force and effect, in accordance with its terms. Borrower hereby ratifies and confirms all of Borrower's obligations to Bank under the Revolving Credit Agreement and represents to, and agrees with, Bank that Borrower has no defense, set-off or counterclaim to or against any of Borrower's obligations under the Revolving Credit Agreement.

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              IN WITNESS WHEREOF, Borrower and Bank have executed this Fourth
     Amendment as of the day and year first above written.

                               FEDERAL REALTY INVESTMENT TRUST



     Wayne G. Tatusko          By:  Ron D. Kaplan
          Witness                   Ron D. Kaplan, Vice President-
                                    Capital Markets

                                    CORESTATES BANK, N.A.



                                    By:  Glenn W. Gallagher
                                         Glenn W. Gallagher,
                                         Vice President



































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